Exhibit 99.1

Jim Breyer to Join Blackstone’s Board of Directors

New York, New York, July 14, 2016 – Blackstone (NYSE:BX) today announced that Jim Breyer has joined its board of directors. He is founder and CEO of a premier global venture capital and private equity investor, Breyer Capital, focused on catalyzing high-impact entrepreneurs in the U.S. and China. Over the course of his career, Mr. Breyer has been an investor in over thirty consumer internet, media, and technology companies that have completed highly successful public offerings or successful mergers.

Commenting on the appointment, Stephen A. Schwarzman, Blackstone’s Chairman and CEO, said, “Jim’s deep knowledge of emerging technologies, large businesses, and academic research universities will add significant expertise to our team at Blackstone to ensure that we continue to innovate as we have for over thirty years. As the world changes in unexpected and dynamic ways, we are thrilled to welcome Jim and the immense insight that he will bring to the firm.”

Tony James, President of Blackstone, added, “Jim’s stellar record as an investor and knack for identifying the winners of tomorrow make him a superb fit for our board of directors. I look forward to working closely with him in the years ahead to move the firm forward in new ways.”

“I am honored to join Blackstone’s board of directors and have the opportunity to be involved with this premier global investment firm,” said Mr. Breyer. “Blackstone is well known for its unparalleled record of innovation and excellence, and I look forward to contributing to the firm’s ongoing success.”

In addition to founding Breyer Capital in 2006, Mr. Breyer also served as managing partner at Accel Partners from 1995 to 2011, where he led the first institutional venture capital investment in Facebook in 2005 and joined the Facebook board. In 2005 Mr. Breyer established a pioneering joint venture with China-based IDG Capital Partners, a Chinese investment firm and continues to be the firm’s major outside investment advisor and partner. Previously, he also served as a management consultant at McKinsey & Company.

Mr. Breyer graduated from Stanford University and from Harvard Business School, where he was a Baker Scholar. Mr. Breyer is a member of the Board of Directors of Circle Internet Financial and 21st Century Fox, where he serves as chairman of the compensation committee. Former Board memberships include Facebook, Marvel Entertainment, Legendary Entertainment, Etsy, Dell, and Wal-Mart Stores.

Mr. Breyer is a fellow of the Harvard Corporation, member of the Advisory Board of Stanford University School of Engineering, Trustee of the Metropolitan Museum of Art, Trustee of the

San Francisco Museum of Modern Art, member of the Council on Foreign Relations, and member of the Advisory Board of the Tsinghua University School of Economics and Management in Beijing.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $340 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Contact

Christine Anderson

Public Affairs, Blackstone

+1 212-583-5182

Christine.Anderson@blackstone.com